As filed with the Securities and Exchange Commission on July 31, 2006	Registration No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HELIX BIOMEDIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	91-2099117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22122 20th Avenue SE, Suite 148, Bothell, Washington	98021
(Address of Principal Executive Offices)	(Zip Code)

Helix BioMedix, Inc. 2000 Stock Option Plan, as amended
(Full title of the plan)

David H. Kirske
22122 20th Avenue SE, Suite 148
Bothell, Washington 98021
(Name and address of agent for service)
(425) 402-8400
(Telephone number, including area code, of agent for service)
Copies to:
Mark F. Worthington, Esq.
Cy S. Hersch, Esq.
Summit Law Group, PLLC
315 Fifth Avenue South, Suite 1000
Seattle, Washington 98104
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to	Amount to be	offering price per	aggregate offering	Amount of
be registered (1)	registered (4)	share	price	registration fee
Common Stock, $0.001 par value per share (2)	165,500	$0.70(5)	$115,850	$12.40
Common Stock, $0.001 par value per share (2)	115,000	$0.85(5)	$97,750	$10.46
Common Stock, $0.001 par value per share (2)	899,000	$1.00(5)	$899,000	$96.19
Common Stock, $0.001 par value per share (2)	50,000	$1.20(5)	$60,000	$6.42
Common Stock, $0.001 par value per share (2)	25,000	$1.48(5)	$37,000	$3.96
Common Stock, $0.001 par value per share (2)	643,750	$1.50(5)	$965,625	$103.32
Common Stock, $0.001 par value per share (2)	3,750	$1.65(5)	$6,188	$0.66
Common Stock, $0.001 par value per share (2)	75,000	$1.75(5)	$131,250	$14.04
Common Stock, $0.001 par value per share (2)	615,000	$1.80(5)	$1,107,000	$118.45
Common Stock, $0.001 par value per share (2)	110,000	$1.85(5)	$203,500	$21.77
Common Stock, $0.001 par value per share (2)	30,000	$1.94(5)	$58,200	$6.23
Common Stock, $0.001 par value per share (2)	25,000	$2.00(5)	$50,000	$5.35
Common Stock, $0.001 par value per share (3)	2,598,000	$1.01(6)	$2,623,980	$280.77
TOTAL	5,355,000		$6,355,343	$680.02

(1)	Includes Series A Junior Participating Preferred Stock purchase rights, which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the registrant’s common stock.

(2)	Indicates common stock reserved for issuance upon exercise of stock options outstanding as of the filing date of this registration statement and granted under the Helix BioMedix, Inc. 2000 Stock Option Plan, as amended (the “Plan”).

(3)	Indicates common stock reserved for issuance upon exercise of stock options that may be granted after the filing date of this registration statement under the Plan.

(4)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as the result of any future stock split, stock dividend or similar adjustment to the registrant’s outstanding common stock.

(5)	Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the fixed exercise prices of stock options outstanding as of the filing date of this registration statement.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low sales prices of the registrant’s common stock on July 25, 2006 as reported on the OTC Bulletin Board.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents which have been filed by the registrant with the Commission are incorporated herein by reference:
     (a) The registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Commission on March 27, 2006; and
     (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2005.
All documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of filing of such documents.
Item 4. Description of Securities.
General
The registrant’s certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share. The rights and preferences of the preferred stock may be established from time to time by the registrant’s board of directors. As of July 25, 2006, 22,788,863 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In connection with the stockholder rights agreement discussed below, 220,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock (“Series A Junior Preferred”), no shares of which were issued or outstanding as of July 25, 2006.
Common Stock
Dividend Rights
Subject to prior rights and preferences (if any) that may apply to shares of preferred stock of the registrant outstanding at the time, the holders of outstanding shares of the registrant’s common stock are entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the registrant’s board of directors at any time and from time to time out of any funds of the registrant legally available therefor.
Voting Rights
The holders of common stock are entitled to vote upon all matters submitted to a vote of the holders of common stock and are entitled to one vote for each share of common stock held. Cumulative voting is not permitted in the election of directors.
No Preemptive or Similar Rights
No holder of common stock is entitled to preemptive rights to subscribe for any shares of the registrant’s capital stock, and the common stock is not subject to conversion or redemption.
Right to Receive Liquidation Distributions
In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the registrant, after payment or provision for payment of the debts and other liabilities of the registrant and subject to the preferential or other rights (if any) of the holders of shares of preferred stock of the registrant in respect thereof, the holders of shares of common stock are entitled to receive all the remaining assets of the registrant available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them. For purposes of this paragraph, a liquidation, dissolution or winding-up of the registrant is not occasioned by and does not include (i) any consolidation or merger of the registrant with or into another corporation or other entity or (ii) a sale, lease, exchange or conveyance of all or a part of the assets of the registrant.

Anti-Takeover Effects of Provisions of the Registrant’s Certificate of Incorporation and Bylaws
Certain provisions of the registrant’s certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the registrant. The certificate of incorporation authorizes undesignated preferred stock that may be issued without stockholder approval, which makes it possible for the registrant’s board of directors to authorize preferred stock with voting or other rights or preferences that could impede the success of an attempt to acquire control of the registrant. In addition, the registrant’s board of directors is divided into three classes, which may tend to discourage or render more difficult a change in control because it generally makes it more difficult for stockholders to replace a majority of the directors.
The registrant’s bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent, and further provide that special meetings of stockholders can be called only by the board of directors, the chairman of the board, if any, or the chief executive officer. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purposes stated in the notice of the meeting. The registrant’s bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.
Stockholder Rights Agreement
In August 2003, the registrant’s board of directors adopted a stockholder rights agreement, intended to deter certain takeover practices. In connection with the rights agreement, the registrant’s board of directors declared a dividend pursuant to which holders of its common stock as of September 15, 2003 received one right, for each share of common stock they held, to purchase from the registrant one one-hundredth of a share of the registrant’s Series A Junior Preferred at a price of $18.00 per one one-hundredth share. The rights are also attached to shares of the registrant’s common stock issued after September 15, 2003. The rights are exercisable only on the occurrence of certain activity that may indicate an impending takeover attempt (generally, where a person or group acquires 15 percent or more of the registrant’s common stock or announces a tender offer or exchange offer for 15 percent or more of the common stock). The rights agreement may have the effect of preventing a particular takeover bid from being made or being successful, or make it necessary for a potential acquirer to negotiate with the registrant’s board of directors.
In connection with the stockholder rights agreement, 220,000 shares of the registrant’s preferred stock are designated “Series A Junior Participating Preferred Stock.” Each share of Series A Junior Preferred will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per common share. In the event of liquidation, the holders of the Series A Junior Preferred will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per common share. Each share of Series A Junior Preferred will have 100 votes, voting together with the common shares. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of Series A Junior Preferred will be entitled to receive 100 times the amount received per common share. These rights are protected by customary anti-dilution provisions. Because of the nature of the Series A Junior Preferred shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Series A Junior Preferred share purchasable upon exercise of each purchase right described in the preceding paragraph should approximate the value of one common share. The Series A Junior Preferred shares would rank junior to any other series of the registrant’s preferred stock. As of July 25, 2006, no shares of Series A Junior Preferred were issued or outstanding.
Delaware and Washington Anti-Takeover Law
The registrant is subject to the provisions of Section 203 of Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the stockholder became an interested stockholder, unless:
•	prior to the business combination, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the shares owned by the interested stockholder):
•	shares owned by persons who are directors and also officers; and

•	shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or after the time of the business combination, the business combination is:

•	approved by the board of directors; and

•	authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
In general, the Delaware General Corporation Law defines an interested stockholder to be an entity or person that beneficially owns 15% or more of the outstanding voting stock of the corporation or any entity or person that is an affiliate or associate of such entity or person.
The Delaware General Corporation Law generally defines “business combination” to include the following:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation or its majority-owned subsidiary that involves the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the interested stockholder’s proportionate share of the stock of any class or series of the corporation; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
These provisions may have the effect of delaying, deferring or preventing a change in control without further action by our stockholders.
The laws of the State of Washington, where the registrant’s principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act generally prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with an “acquiring person” for a period of five years after the acquiring person first became an acquiring person, unless the transaction or the purchase of shares by the acquiring person is approved by a majority of the members of the target corporation’s board of directors prior to the time the acquiring person first became an acquiring person. An “acquiring person” is generally a person or group of persons who beneficially owns 10% or more of the voting securities of the target corporation. Prohibited transactions include, among other things:
•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares of the target corporation; and

•	allowing the acquiring person to receive a disproportionate benefit as a stockholder.
After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute.
A target corporation includes a foreign corporation if:
•	the corporation has a class of voting shares registered pursuant to Sections 12 or 15 of the Securities Exchange Act of 1934, as amended;

•	the corporation’s principal executive office is located in Washington;

•	the corporation has:
•	more than 10% of its stockholders of record resident in Washington;

•	more than 10% of its shares owned of record by Washington residents; or

•	1,000 or more stockholders of record resident in Washington;
•	a majority of the corporation’s employees are Washington residents or more than 1,000 Washington residents are employees of the corporation; and

•	a majority of the corporation’s tangible assets are located in Washington or the corporation has more than $50 million of tangible assets located in Washington.
Depending upon whether the registrant meets the definition of a target corporation, Chapter 23B.19 of the Washington Business Corporation Act may have the effect of delaying, deferring or preventing a change in control of the registrant.
Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The registrant’s certificate of incorporation and bylaws provide for the mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. These provisions do not eliminate the fiduciary duty of the directors. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for actions leading to improper personal benefit to the director and for liability under Section 174 of the Delaware General Corporation Law (generally relating to unlawful payments of dividends and unlawful stock repurchases or redemptions).
The registrant currently maintains director and officer liability insurance.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit
Number	Exhibit

5.1	Opinion of Summit Law Group, PLLC

23.1	Consent of Summit Law Group, PLLC (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)

99.1
Helix BioMedix, Inc. 2000 Stock Option Plan, as amended (incorporated by reference from Exhibit 10.5 to the registrant’s Form 10-KSB/A for the fiscal year ended December 31, 2002, filed with the Commission on April 30, 2003)

Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) Include any additional or changed material information on the plan of distribution;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
          (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on July 31, 2006.

HELIX BIOMEDIX, INC. (Registrant)
By:	/s/ R. STEPHEN BEATTY
R. Stephen Beatty
President, Chief Executive Officer
POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints R. Stephen Beatty his true and lawful attorney-in-fact and agent, with full power to act, and with full power of substitution and resubstitution, to execute in his name and on his behalf, individually and in each capacity stated below, any and all amendments and supplements to this registration statement, and any and all other instruments necessary or incidental in connection herewith, and to file the same with the Securities and Exchange Commission.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ WESTON ANSON Weston Anson	Director	July 31, 2006

/s/ R. STEPHEN BEATTY R. Stephen Beatty	President, Chief Executive Officer and Director	July 31, 2006

/s/ RANDALL L-W. CAUDILL, PH.D. Randall L-W. Caudill, Ph.D.	Director	July 31, 2006

/s/ RICHARD M. COHEN Richard M. Cohen	Director	July 31, 2006

/s/ JOHN C. FIDDES, PH.D. John C. Fiddes, Ph.D.	Director	July 31, 2006

/s/ JEFFREY A. MILLER, PH.D. Jeffrey A. Miller, Ph.D.	Director	July 31, 2006

/s/ DAVID M. O’CONNOR	Director	July 31, 2006
David M. O’Connor

/s/ BARRY L. SEIDMAN	Director	July 31, 2006
Barry L. Seidman

/s/ DANIEL O. WILDS	Director	July 31, 2006
Daniel O. Wilds

EXHIBIT INDEX

Exhibit
Number	Exhibit

5.1	Opinion of Summit Law Group, PLLC

23.1	Consent of Summit Law Group, PLLC (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)

99.1
Helix BioMedix, Inc. 2000 Stock Option Plan, as amended (incorporated by reference from Exhibit 10.5 to the registrant’s Form 10-KSB/A for the fiscal year ended December 31, 2002, filed with the Commission on April 30, 2003)